EXHIBIT 99.1

Allied Capital Announces 2005 Financial Results

March 6, 2006 – Washington, DC – Allied Capital Corporation (NYSE: ALD) today announced 2005 financial results.

Highlights for 2005

•	Net income was $6.36 per share, or $872.8 million

•	Net investment income was $1.00 per share, or $137.2 million

•	The total of net investment income and net realized gains was $2.99 per share, or $410.7 million

•	Net unrealized appreciation was $3.37 per share, or $462.1 million

•	Regular quarterly dividends of $2.30 per share; an extra cash dividend of $0.03 per share was paid for 2005

•	Net asset value was $19.17 per share

•	Shareholders’ equity was $2.6 billion

•	New investments totaled $1.68 billion for the year, including $347.5 million in the fourth quarter

Operating Results
For the year ended December 31, 2005, net investment income was $137.2 million or $1.00 per share, as compared to $201.0 million or $1.52 per share for the year ended December 31, 2004. Net realized gains were $273.5 million or $1.99 per share for the year ended December 31, 2005, as compared to $117.2 million or $0.88 per share for the year ended December 31, 2004. The sum of net investment income and net realized gains was $410.7 million or $2.99 per share for the year ended December 31, 2005, as compared to $318.2 million or $2.40 per share for the year ended December 31, 2004.

Net income for the year ended December 31, 2005, was $872.8 million or $6.36 per share, including net unrealized appreciation of $462.1 million or $3.37 per share. Net income for the year ended December 31, 2004, was $249.5 million or $1.88 per share, after net unrealized depreciation of $68.7 million or $0.52 per share. Net income can vary substantially from year to year primarily due to changes in unrealized appreciation or depreciation and the recognition of realized gains or losses, which vary from year to year.

For the three months ended December 31, 2005, net investment income was $37.1 million or $0.27 per share, as compared to $54.7 million or $0.40 per share for the three months ended December 31, 2004. Net realized losses were $15.0 million or $0.11 per share for the three months ended December 31, 2005, as compared to $58.5 million or $0.43 per share for the three months ended December 31, 2004. The sum of net investment income and net realized losses was $ 22.1 million or $0.16 per share for the three months ended December 31, 2005, as compared to a net loss of $3.8 million or $0.03 per share for the three months ended December 31, 2004.

Net income for the three months ended December 31, 2005, was $328.1 million or $2.36 per share, including net unrealized appreciation of $306.1 million or $2.20 per share. Net income for the three months ended December 31, 2004, was $47.8 million or $0.35 per share, including net unrealized appreciation of $51.7 million or $0.38 per share. Net income can vary substantially from quarter to quarter primarily due to changes in unrealized appreciation or depreciation and the recognition of realized gains or losses, which vary from quarter to quarter. As a result, quarterly comparisons of net income may not be meaningful.

For the year ended December 31, 2005, the Company invested a total of $1.68 billion. After total portfolio repayments and asset sales of $1.5 billion, including $718.1 million from the sale of the CMBS and CDO portfolio, and valuation and other changes during the year, the total portfolio was $3.6 billion at December 31, 2005. At December 31, 2005, the overall weighted average yield on the interest-bearing portfolio was 12.8%, as compared to 14.0% at December 31, 2004.
Shareholders’ equity was $2.6 billion at December 31, 2005, with a net asset value per share of $19.17 as compared to $2.0 billion or $14.87 per share at December 31, 2004.

Private Finance
The private finance portfolio totaled $3.5 billion at December 31, 2005. Loans and debt securities, which totaled $2.1 billion at December 31, 2005, had a weighted average yield of 13.0% as compared to 13.9% at December 31, 2004. Private finance investments funded totaled $330.3 million for the quarter. Significant new private finance investments during the fourth quarter of 2005 included:

•	$64.9 million in the preferred shares of Callidus MAPS CLO Fund I LLC;

•	$51.1 million in financing to support a minority recapitalization of Network Hardware Resale, Inc., a provider of pre-owned networking equipment;

•	$45.9 million to Callidus Capital Corporation pursuant to its existing credit facility;

•	$31.9 million of financing to support the buyout of Promo Works, L.L.C., an in-store product sampling company;

•	$20.4 million of financing to support the leveraged recapitalization of Universal Air Filter Company, a designer and manufacturer of custom electronics cooling air filters;

•	$18.3 million in senior financing to Event Rentals, Inc., a party and special event rental company;

•	$16.6 million to Mercury Air Centers, Inc., an operator of fixed base operations, to finance several acquisitions;

•	$14.9 million in financing to Triview Investments, Inc. — $7.5 million to finance a recapitalization of Triax Holdings, LLC and $7.4 million in acquisition financing to Longview Cable & Data, LLC;

•	$14.8 million in acquisition financing to Red Hawk Industries, a provider of electronic and physical security products, systems and services to financial institutions;

•	$10.9 million to support the buyout of Transamerican Auto Parts, LLC, a retailer, wholesaler and manufacturer/supplier of parts and accessories for light trucks, Jeep vehicles and SUVs;

•	$10.0 million to Business Loan Express, LLC, under a short-term revolving credit facility;

•	$8.5 million in growth financing to S.B. Restaurant, Inc., an owner and operator of casual dining, full-service restaurants; and

•	$7.2 million in financing to support a recapitalization of Geotrace Technologies, Inc., a provider of subsurface imaging solutions and sophisticated reservoir analysis to the oil and gas industry.

Investments funded in January and February of 2006 totaled $526.3 million.

Portfolio Quality
Allied Capital employs a grading system to monitor the quality of its portfolio. Grade 1 is for those investments from which a capital gain is expected. Grade 2 is for investments performing in accordance with plan. Grade 3 is for investments that require closer monitoring; however, no loss of investment return or principal is expected. Grade 4 is for investments that are in workout and for which some loss of current investment return is expected, but no loss of principal is expected. Grade 5 is for investments that are in workout and for which some loss of principal is expected.

At December 31, 2005, Grade 1 investments totaled $1.6 billion, or 45.6% of the total portfolio at value; Grade 2 investments totaled $1.7 billion, or 48.0% of the total portfolio; Grade 3 investments totaled $149.1 million, or 4.1% of the total portfolio; Grade 4 investments totaled $26.5 million, or 0.7% of the total portfolio; and Grade 5 investments totaled $57.0 million, or 1.6% of the total portfolio.

Loans and debt securities over 90 days delinquent totaled $80.7 million at December 31, 2005, as compared to $132.6 million at December 31, 2004. Loans and debt securities not accruing interest totaled $155.8 million at December 31, 2005, as compared to $114.9 million at December 31, 2004. In general, the company does not accrue interest on loans or debt securities where there is doubt about interest collection or where the enterprise value of the portfolio company may not support further accrual. As a result loans or debt securities on non-accrual may be different than loans or debt securities that are over 90 days delinquent.

Liquidity and Capital Resources
At December 31, 2005, the company had cash and investments in money market securities of $53.3 million, a newly established liquidity portfolio totaling $200.3 million, outstanding long-term debt of $1.2 billion, and outstanding borrowings of $91.8 million on a revolving line of credit. At December 31, 2005, the company had a weighted average cost of debt of 6.5% and its regulatory asset coverage was 309%. The company is required to maintain regulatory asset coverage of at least 200%.

On January 31, 2006, the Company sold 3.0 million shares of its common stock for proceeds totaling $83.0 million, net of underwriting discounts and estimated offering expenses. The Company primarily used the net proceeds of the offering to reduce borrowings under its revolving line of credit and for general corporate purposes.

Quarterly Dividend of $0.59 Per Share Declared
As previously released on January 23, 2006, the Company declared its170th regular quarterly dividend of $0.59 per share for the first quarter of 2006. The dividend is payable as follows:

Record date: Payable date:	March 17, 2006 March 31, 2006

The Company’s dividend is paid from taxable income. The Board determines the dividend based on annual estimates of taxable income, which differ from book income due to changes in unrealized appreciation and depreciation and due to temporary and permanent differences in income and expense recognition.

Webcast/ Conference Call at 10:15 a.m. ET on March 6, 2006
The company will host a webcast/ conference call at 10:15 a.m. (Eastern Time) to discuss the results for the year. PLEASE VISIT THE PRESENTATIONS & REPORTS SECTION OF THE INVESTOR RESOURCES PORTION OF THE COMPANY’S WEBSITE FOR A SLIDE PRESENTATION THAT COMPLEMENTS TODAY’S CONFERENCE CALL.

All interested parties are welcome to attend the live webcast, which will be hosted through our web site at www.alliedcapital.com. Please visit the web site to test your connection before the call. You can also access the conference call by dialing (888) 689-4612 approximately 15 minutes prior to the call. International callers should dial (706) 645-0106. All callers should reference the passcode “Allied Capital”.

An archived replay of the event will be available through March 20, 2006 by calling (800) 642-1687 (international callers please dial (706) 645-9291). Please reference passcode “5023608”. An archived replay will also be available on our website. For complete information about the webcast / conference call and the replay, please visit our web site or call Allied Capital Investor Relations at (888) 818-5298.

About Allied Capital
Allied Capital Corporation, a leading business development company with total assets of more than $4 billion, has paid regular, quarterly cash dividends to shareholders since 1963. Allied Capital invests in the American entrepreneurial economy by providing capital to companies seeking a long-term financial partner and access to managerial resources often unavailable to smaller companies. Since its IPO in 1960, the Company has provided long-term debt and equity financing to thousands of middle market companies. In serving its shareholders, Allied Capital helps build middle market businesses and support American jobs. The Company’s private finance portfolio includes investments in over 100 companies that generate aggregate revenues of more than $10 billion and employ more than 85,000 people.

Headquartered in Washington, DC, Allied Capital offers shareholders the opportunity to participate in the private equity industry through an investment in the Company’s New York Stock Exchange-listed stock, which is traded under the symbol ALD. For more information, please visit www.alliedcapital.com, call Allied Capital investor relations toll-free at (888) 818-5298, or e-mail us at ir@alliedcapital.com. All media inquiries should be directed to Stan Collender of Financial Dynamics at (202) 434-0601.

Forward-Looking Statements
The information contained in this press release contains forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements, and these factors are enumerated in Allied Capital’s filings with the Securities and Exchange Commission.

CONSOLIDATED BALANCE SHEET
(in thousands, except per share amounts)
	December 31,	December 31,
	2005	2004
	(unaudited)
ASSETS
Portfolio at value:
Private finance	$3,479,290	$2,302,086
Commercial real estate finance	127,065	711,325

Total portfolio at value	3,606,355	3,013,411
Liquidity portfolio	200,305	—
Investments in money market securities	21,967	-
Deposits of proceeds from sales of borrowed Treasury securities	17,666	38,226
Accrued interest and dividends receivable	60,366	79,489
Other assets	87,858	72,712
Cash	31,363	57,160
Total assets	$4,025,880	$3,260,998

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Notes payable and debentures	$1,193,040	$1,064,568
Revolving line of credit	91,750	112,000
Obligations to replenish borrowed Treasury securities	17,666	38,226
Accounts payable and other liabilities	102,878	66,426

Total liabilities	1,405,334	1,281,220
Shareholders’ equity:
Common stock	14	13
Additional paid-in capital	2,177,283	2,094,421
Common stock held in deferred compensation trust	(19,460)	(13,503)
Notes receivable from sale of common stock	(3,868)	(5,470)
Net unrealized appreciation (depreciation) on portfolio	354,325	(107,767)
Undistributed (distributions in excess of) earnings	112,252	12,084

Total shareholders' equity	2,620,546	1,979,778

Total liabilities and shareholders' equity	$4,025,880	$3,260,998

Net asset value per common share	$19.17	$14.87
Common shares outstanding	136,697	133,099

CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per share amounts)	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004
	(unaudited)	(unaudited)	(unaudited)
Interest and related portfolio income
Interest and dividends	$84,525	$86,102	$317,153	$319,642
Loan prepayment premiums	1,615	1,292	6,250	5,502
Fees and other income	12,029	13,568	50,749	41,946

Total interest and related portfolio	98,169	100,962	374,152	367,090
income	—	—	—	—
Expenses
Interest	19,684	18,301	76,798	75,650
Employee	25,998	15,568	78,300	53,739
Administrative	11,335	9,614	70,267	34,686

Total operating expenses	57,017	43,483	225,365	164,075

Net investment income before income taxes	41,152	57,479	148,787	203,015
Income tax expense, including excise tax	4,079	2,801	11,561	2,057
Net investment income	37,073	54,678	137,226	200,958

Net realized and unrealized gains (losses)
Net realized gains (losses)	(14,999)	(58,513)	273,496	117,240
Net change in unrealized appreciation or	306,066	51,672	462,092	(68,712)
depreciation	—	—	—	—
Total net gains (losses)	291,067	(6,841)	735,588	48,528

Net increase in net assets resulting from operations	$328,140	$47,837	$872,814	$249,486

Diluted net investment income per common share	$0.27	$0.40	$1.00	$1.52
Diluted earnings per common share	$2.36	$0.35	$6.36	$1.88
Weighted average common shares outstanding — diluted	139,172	135,349	137,274	132,458